***FOR IMMEDIATE RELEASE***

Saia Appoints Independent Director William F. Evans to Board

JOHNS CREEK, GA. – January 31, 2013 – Saia, Inc. (NASDAQ: SAIA), a leading transportation provider offering multi-regional less-than-truckload (LTL), non-asset truckload and logistics, today announced the board of directors elected William F. Evans as a director of the corporation and was appointed to the audit committee.

“We are pleased to welcome Bill to our board and believe Saia will benefit from his extensive corporate experience and leadership,” said Bert Trucksess, Saia Chairman. “Bill joins our organization at a dynamic time for both Saia and the transportation industry as a whole.”

Evans is currently a member of the board of directors of Value Vision Media, Inc. where he serves on the governance committee and as chair of the audit committee. He has served as a director of other public and private companies.

Evans started his career with Peat Marwick, Mitchell and Co., (now KPMG) and held significant leadership positions in financial and operational roles throughout his career. Most recently, he served as the executive vice president and chief financial officer of Witness Systems, Inc., a software company.

Evans received his undergraduate and graduate degrees from the University of Illinois, graduating with honors. He is a certified public accountant.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. Saia LTL Freight operates 147 terminals in 34 states. With headquarters in Georgia, Saia employs 7,900 people.  For more information on Saia, Inc. visit the Investor Relations section at www.saiacorp.com.

CONTACT: Saia, Inc.

Renée McKenzie, Treasurer

678.542.3910
Investors@Saia.com